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                                                                   Exhibit 10.16



          PURCHASING, DOMESTIC SALES AND EXPORT DISTRIBUTION AGREEMENT

         This Agreement describing certain purchasing, domestic sales and export distribution arrangements (the "Agreement") is entered into this _____ day of December, 1995, ("Effective Date") by and between Preussag Stahl AG, a German corporation with its principal office and place of business in Salzgitter, Germany ("Preussag") and Steel Dynamics, Inc., an Indiana corporation with its principal office in Butler, Indiana, U.S.A. ("SDI").

         WHEREAS, SDI is currently planning and constructing and will operate a hot rolled steel plant (the "Phase I Project") and is studying the expansion of such plant to manufacture hot rolled pickled and oiled, cold rolled and galvanized steel products (the "Phase II Project") in Butler, Indiana, U.S.A. (hereinafter, from time to time, the Phase I Project and the Phase II Project being referred to individually and collectively as the "Mini-Mill");

         WHEREAS, subject to the conditions herein, Preussag intends to delegate some of its responsibilities and assign its rights hereunder to one or more of its present and/or future majority owned and Preussag controlled subsidiaries (direct or indirect), affiliates and joint ventures in which it or they participate as identified from time to time by Preussag to SDI (collectively, including Preussag, hereinafter referred to as "PSAG"); provided, however, that Preussag shall remain responsible for the performance of its obligations under this Agreement. Attached hereto as Appendix 1 is a list of the PSAG members which, along with Preussag's central trading company ("PHD"), will initially participate in the Agreement. This list includes PSAG members in the United States, Canada, and Mexico.

         WHEREAS, SDI requires, as an inducement to the construction financing and satisfaction of its business plan of the Phase II Project, a reliable outlet for production from the Mini-Mill, which outlet must also be able to provide distribution and related processing services;

         WHEREAS, PSAG represents that it possesses the facilities (warehousing, processing and trading), skill and marketing experience to promote and solicit orders for SDI products in the United States, Canada and Mexico (hereinafter referred to as "Domestic"), as well as in export markets;

         WHEREAS, PSAG is willing to purchase part of the output of the Mini-Mill and to provide sales representation and marketing services to SDI; and

         NOW THEREFORE, in consideration of the mutual covenants and undertakings of the parties set forth herein, the parties agree as follows:
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I.       PURCHASE AND SALE COMMITMENT

         A.      Commitment.

         Preussag shall cause PSAG to purchase from SDI, and SDI shall sell to PSAG, subject at all times to SDI's existing sales commitments under its Agreement with Heidtman Steel Products, Inc. of October 29, 1993 ("SDI's Existing Commitment"), at least 12,000 net tons per month (subject to the adjustments provided for in I.A.7 through I.A.9 below) of various steel products from among SDI's list of available products produced from time to time by the Mini-Mill. All Product sales will be pursuant to SDI's sales orders and Standard Terms and Conditions of Sale as in effect at the time of sale, as well as the terms and conditions set forth below. In the event that any express term herein conflicts with any express or implied term in SDI's Standard Terms and Conditions of Sale, the express term herein shall govern. PSAG will endeavor, as soon as practical, to designate a single representative through whom general information can be communicated. However, each member of PSAG shall individually order and purchase from SDI, and the members of PSAG will coordinate commitments and appropriate rebates individually.

                 1.       Specifications.

                 Within the lead time periods prescribed from time to time by SDI, for each of its Products, PSAG will place firm orders for the particular grade, quality, chemistry, gauge and width of SDI Products (the "Products") that PSAG desires to purchase. If PSAG at any time or from time to time desires to purchase a product that is not on SDI's list of available products, but is within the reasonable capability of the Mini-Mill to produce, PSAG will so inform SDI, including the necessary grade, quality, chemistry, gauge, width, quantity, and desired shipping dates, and, upon receiving SDI's price quote and necessary lead times, will thereupon place such firm orders therefor as it deems appropriate.

                 2.       Production.

                 Subject to the adjustments provided for in I.A. 7 through I.A. 9, as well as to limitations on availability of Products due to raw material supplies or to interruption in steel production for reasons beyond SDI's control, SDI shall produce sufficient quantities of Products each month to ensure that PSAG may purchase at least 12,000 prime tons of Products each month satisfying PSAG's specifications. PSAG shall have an exclusive and prior right, subject to SDI's Existing Commitment, to purchase at least 12,000 tons per month of Products satisfying its specifications.





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                 3.       Price.

                 For purposes of determining the price of any SDI Product, PSAG shall be required to pay, and SDI shall accept payment, as follows:

                          a. Market Price. SDI's price to PSAG for Products shall be at Market Price, inclusive of all discounts, except for the volume rebate provisions of 3.c hereof, which shall constitute a further discount from Market Price. The Market Price, for purposes of this Agreement, shall be determined by reference to SDI's price sheet, which shall itself be determined by reference to prevailing competitive market prices charged to large customers by other thin-slab casting mini-mills and/or conventional mills, as may be appropriate, for the same products. All prices shall be FOB Mini-Mill, Butler, Indiana. Both parties understand that the FOB Mini-Mill prices will be adjusted up or down, from time to time such as quarterly, to be competitive with prevailing prices available to PSAG plants situated within SDI's normal marketing area. SDI's normal marketing area includes PSAG plants at Cleveland, Ohio, Detroit, Michigan, Granite City, Illinois, Chicago, Illinois, Portage, Indiana, and potential future locations within this geographical area. Prevailing prices would exclude spot, or short term one-time "deals" or introductory or "bargain" prices by new entrants to the market, made to PSAG plants. In determining the Market Price, and the prevailing competitive market price, and in order to achieve the goals of this Agreement, the parties will give due consideration to the following: (i) large run or single run discounts referred to in 3.d below; (ii) freight equalization variances, or (iii) special one-time prices, so long as these special prices do not amount to a material portion of SDI's price offerings. The foregoing notwithstanding, the parties agree that during the start up phase of SDI's marketing of its Products, special incentive pricing to certain customers will be permitted without any breach of this Agreement.

                          b. Competitive Prices for Sales to Canada and Mexico. SDI will consider, on a case by case basis, but will not be required to accept, competitive prices for sales to the Canadian and Mexican markets which might be below SDI's Market Price as defined by I.A.3(a) above for sales to customers in the United States.

                          c. Volume Rebates. PSAG shall receive each month a quantity rebate from the Market Price on all paid invoices.. Such rebate shall be calculated on the basis of the Monthly Rebate Quantity in accordance with Appendix 3 of this Agreement. "Monthly Rebate Quantity" shall mean the sum of Purchase Orders invoiced in a given month subject to the Aggregation provision in I.A.3(e) below. This rebate shall be in addition to any other rebates or discounts to which PSAG shall be entitled.





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                          d.      Single Run Discount.  PSAG shall receive a
                 discount as determined in Appendix 4 for purchase orders in large run format, e.g. of "1,500 tons, one chemistry, one width" (the "Single Run Discount Quantity"). For purposes of eligibility, the Single Run Discount Quantity is: (1) purchase orders received at approximately the same time by SDI (so that SDI can schedule a single production run of one product) from PSAG; and, (2) deviations of plus or minus two inches (a total range of four inches) in width from the average width specified in such orders shall be permitted and treated as "one width." This discount shall be in addition to any other rebates or discounts to which PSAG shall be entitled, and is subject to the Aggregation provision in I.A.3(e) below.

                          e. Aggregation of Sales. For the purpose of calculating the rebates or discounts to which PSAG may be entitled under 3(c) and 3(d) of this Part I, all purchases of Products made during the applicable time period by various members of PSAG shall be aggregated together as though such purchases had been made solely by Preussag. The exceptions will be Export, Canadian or Mexican orders sold below SDI's Market Price as defined in I.A.3(a) above for which orders the negotiated price will solely apply.

                          f. Payment of Rebates. All rebates, especially those to which PSAG may be entitled under I.A.3(c) above, shall be payable, with respect to all paid invoices, on or before the twenty-fifth (25th) day of the month following the month in which the applicable quantities were invoiced. Rebates shall be paid by SDI, directly to the PSAG members which ordered or sold the applicable quantities.

                          g. Best Price. In no event shall the Market Price charged to PSAG be higher than the best price, FOB Mini-Mill, at which SDI offers its products to any other customer for comparable grades and quantities. The parties agree that the best price will not include the prices charged by SDI for small trial offers used to attract new customers or to qualify new grades of material to existing customers, so long as these incentive price offers do not amount to a material portion of SDI's price offerings.

                 4.       Payment.

                 Payment methods and credit terms for all Products purchased by PSAG shall be as agreed between SDI and PSAG, and payment for products sold on credit shall be due on net thirty (30) day terms, prox. tenth and twenty-fifth, with a cash discount of 1/2% on invoices dated from the first to the fifteenth of the month if payment is received by the twenty-fifth of the current month, and a like discount on invoices dated from the sixteenth to the last day of the month if payment is





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                 received by the tenth of the following month.  For credit
                 purposes, Preussag shall be deemed a direct obligor to SDI, on all sales to PSAG members, and not a mere guarantor or accommodation party. SDI shall not be required to provide extended credit terms to PSAG.

                 5.       Criteria.

                 The Products shall comply with the quality performance criteria specified in Appendix 2 hereto, as such Appendix may from time to time be amended by mutual written agreement of the parties.

                 6.       Claims Handling.

                 If any Product purchased by PSAG fails to meet the specifications provided by PSAG or the acceptable product criteria in Appendix 2, then, prior to invoking any other remedy either party may have at law or in equity, PSAG shall notify SDI of the defect, provide SDI an opportunity to inspect the potentially defective Product, and propose a reduced Market Price for said Product, if appropriate. If the parties cannot successfully negotiate an appropriate reduced Market Price for any defective Products or cannot otherwise resolve the problem within thirty (30) days, PSAG shall return the Product to SDI, if such return is authorized by SDI. In such event, SDI shall fully refund the purchase price of the Product to PSAG and promptly replace the defective Product. SDI shall bear the shipping costs incurred by PSAG in returning any defective Product. If such return is not authorized, however, the parties agree that prior to invoking any other remedy, the parties will continue to utilize informal attempts to resolve their differences. After the expiration of sixty (60) days from notice of a claim hereunder, the Parties shall be required to resort to the informal arbitration procedures contemplated by IV.C.8. After the expiration of ninety (90) days from notice of a claim hereunder, either party shall be entitled to resort to its available legal or equitable remedies. The quantity of defective Products received by PSAG shall count towards the satisfaction of PSAG's monthly tonnage commitment and shall be included in the monthly purchase quantity for all purposes of this Part I, including specifically 3(c), 3(d), 3(e), 7 and 8 of this Article A of Part I, unless SDI replaces the defective products, wherein the rejected tons would not count toward PSAG's commitment.

                 7.       Tonnage Commitment in Interim Period.

                 PSAG's commitment to purchase, and SDI's commitment to sell at least 12,000 tons of Products per month shall commence in the month following the First Closing (as defined in the Stock Purchase Agreement, as amended on or about the Effective Date hereof). In the period between the Effective Date of this





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                 Agreement and such closing, SDI shall use reasonable efforts to produce and sell, and PSAG shall use reasonable efforts to purchase 12,000 tons per month of Products. Both parties recognize, however, that restricted production and ranges of available Phase I Products during the first twelve (12) months of operation may make this commitment unfeasible.

                 8.       Flexibility in Monthly Quantities.

                 In any month, PSAG may purchase less than 12,000 tons of Products, but not less than 75% or 9,000 tons. PSAG shall make up any monthly shortfall below 12,000 tons in subsequent months, such that the average amount purchased by PSAG shall be at least 12,000 tons per month measured over the calendar year.

                 9.       Adjustment of Monthly Tonnage Commitment.

                 The parties may adjust the monthly tonnage commitment, and the flexibility in this commitment, for years beginning with calendar year 1996. The parties shall attempt to agree on such revised monthly tonnage commitment by September 30 of the year before the calendar year for which adjustment is to be made. If the parties are unable to agree on the amount of the minimum tonnage commitment and flexibility, the commitment shall be 12,000 tons per month for the next immediate calendar year.

                 10.      PSAG Service Center.

                 SDI will permit PSAG to construct and operate a steel service center adequate for PSAG's needs in reasonable proximity to the Mini-Mill. SDI shall provide such information, support and assistance as PSAG may reasonably request in order to enable PSAG to construct and operate the steel service center in an effective and efficient manner. To the extent that any such request by PSAG shall cause SDI to incur significant cost, SDI shall so inform PSAG in advance of incurring such expense. In such event, PSAG shall at its sole discretion:
                 (I) withdraw its request; (ii) modify its request so as to reduce SDI's cost below a significant level; or (iii) maintain its request and agree to pay SDI for its expenses in complying with the request.





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II.      APPOINTMENT OF PSAG AS NON-EXCLUSIVE SALES REPRESENTATIVES FOR MASTER
         COIL SALES IN CERTAIN DOMESTIC MARKETS

         A.  Scope.

         Both parties anticipate negotiating a separate relationship for possible additional sales representation in certain markets. SDI will consider appointing PSAG members Delta Steel (Houston), Preussag International Steel Corporation (Atlanta), and Preussag Handel - Canada (Vancouver) (collectively "the PSAG Master Coil Sales Representatives") as SDI's non-exclusive sales representatives in the Southeast and Southwest United States and Canada for the purpose of soliciting and obtaining orders for master coil. The provisions for any such separate sales representation relationship with or involving such PSAG Master Coil Sales Representatives, or with others, shall be subject to separate negotiation and agreement between the parties.


III.     EXPORT DISTRIBUTION

         A.      Appointment of Preussag as SDI's Preferred Distributor.

                 1.       Scope of Appointment.

                 Subject to the terms of this Part III and Part IV of this Agreement, SDI hereby appoints Preussag, and Preussag hereby accepts appointment, as SDI's preferred distributor for all sales to customers outside of the United States, Canada and Mexico (hereinafter the "Export Territory") during the term of this Agreement. Preussag shall use its commercially reasonable best efforts to promote and sell Products to customers in the Export Territory.

                 2.       Preussag Affiliates and Partners.

                 For the purposes of fulfilling any of its obligations or exercising any of its rights and benefits under this Part III, Preussag may elect to make use of any member of PSAG, and SDI hereby consents to such use; provided, however, that Preussag shall remain responsible for the performance of all PSAG obligations under this Part III.





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         B.      Solicitation and Acceptance of Orders.

                 1.       Solicitations and Communications with Prospective
                          Customers.

                 PSAG shall be principally responsible for all solicitations and sales of Products in the Export Territory and for all communications with prospective customers concerning possible sales of Products in the Export Territory. SDI shall not during the term of this Agreement solicit any orders for the Export Territory, but will be allowed to entertain unsolicited offers, subject, however, to PSAG's right of first refusal described in III. B. 8. To the extent requested or approved by PSAG, SDI may communicate directly with prospective customers in the Export Territory. SDI shall not maintain an international marketing department or staff, nor shall SDI authorize any international distributor, commission agent, broker or sales representative, other than PSAG, to solicit sales in the Export Territory.

                 2.       Available Quantity and SDI Price.

                 SDI shall provide to PSAG no later than the fifteenth (15th) day of each month, or, if such day is not a business day in Butler, Indiana, then the immediately preceding business day, the following information by facsimile to PSAG's designated representative for each Product for the following calendar month and later if appropriate:

                          (a) estimated quantities available for sales to PSAG for the Export Territory; and,

                          (b) the price in United States dollars at which SDI would sell Products to PSAG for the Export Territory, such price to be quoted "FOB", Mini-Mill, Butler, Indiana.

                 3.       Purchase Orders.

                 PSAG shall submit purchase orders under this Part III in writing, to SDI, specifying the Product ordered, quantity, delivery date, and other proposed terms and conditions of the purchase order. From time to time, PSAG, in the exercise of its international marketing expertise, may propose to SDI purchase prices lower than the SDI Market Price; provided, however, that PSAG agrees that it will, in no event, attempt to negotiate prices below SDI's Market Price as defined by I.A.3(a) of this Agreement for Products that PSAG could sell in the Export Territory at a premium to SDI's Market Price, once adjustments for freight, taxes, duties, other charges, etc. have been considered. SDI shall not however, be required to accept orders at such prices unless it advises PSAG in writing that it is willing to do so.





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                 4.       Acceptance of Orders.

                 All purchase orders submitted by PSAG hereunder are subject to acceptance or rejection by SDI, which approval or rejection shall, in all cases, be given in writing to PSAG. No such order or offer shall be binding upon SDI until so accepted. All SDI sales to PSAG hereunder will be pursuant to SDI's sales order acknowledgments and its standard terms and conditions of sale, unless specifically modified herein.

                 5.       Resale by PSAG.

                 All purchases by PSAG for the Export Territory shall be for PSAG's account, regardless of whether PSAG is purchasing Products for its use (including incorporation or processing into other products) in the Export Territory or for resale to customers in the Export Territory. It is understood by SDI that the price and terms and conditions of resale by PSAG in the Export Territory shall be determined by PSAG in its sole discretion, and any and all payments made by customers in the Export Territory for Products sold under this Part III shall be retained by PSAG for its own account.

                 6.       Cancellation or Modification of Orders.

                 SDI, in the exercise of its sole discretion, shall determine whether to accept PSAG requests for modifications to or cancellations of, any PSAG purchase orders that have already been accepted by SDI. SDI shall use its best efforts, however, to accommodate, to the extent possible, such modification or cancellation requests, so long as it does not entail any losses or disruption in production. PSAG may in its sole discretion withdraw or modify any purchase order submitted to SDI for which PSAG has not yet received SDI's sales order acknowledgment.

                 7.       Delivery and Payment.

                 Subject to adjustments provided for in I.A. 7 through I.A. 9, as well as to limitations on availability of Products due to raw material supplies or to interruption in steel production for reasons beyond SDI's control, SDI shall produce sufficient quantities of Products to complete the Export orders it has accepted, and shall use its best efforts to meet the delivery dates proposed in any such PSAG Export orders it has accepted; provided that PSAG will use its best efforts to accommodate, to the extent possible, any SDI request for modification or cancellation of a particular Export purchase order that has been accepted by SDI, so long as it does not entail any losses on the part of PSAG. Unless otherwise specified in the purchase order accepted by SDI, delivery shall be "FOB" Mini-Mill, and PSAG shall accept title to, and risk of loss of, the Products





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                 for the Export Territory at that point.  In the event that SDI accepts a purchase order for Products for the Export Territory on an accumulation basis, the terms thereof and any period of "free" storage pending shipment, shall be specified in SDI's sales order acknowledgement applicable thereto. Payment for all Products purchased by PSAG under this Part III shall be made in the same manner as specified in I.A.4, unless other terms are negotiated.

                 8.       Right of First Refusal.

                 In the event that SDI receives an unsolicited offer to purchase Products from a prospective customer in the Export Territory, SDI shall promptly notify PSAG of all terms of such unsolicited offer. Upon receipt of such notice from SDI, PSAG shall have five (5) business days to exercise a right of first refusal. PSAG may elect to purchase the same Products itself at the same price and on terms substantially similar to those submitted by the offeror.

         C.      Compensation to PSAG.

                 1.       Calculation of Commissions.

                 Subject to the provisions of this Section C, PSAG shall be entitled, in addition to the rebates and discounts specified in III.C.2, 3, and 4, to one United States Dollar per ton of Product purchased from SDI for sale in the Export Territory.

                 2.       Volume Rebates.

                 Any quantity of Product in any month purchased by PSAG under this Part III for which the purchase price is at least equal to SDI's Market Price per I.A.3(a) of this Agreement shall constitute a Qualified Export Quantity. All Qualified Export Quantities for the applicable month shall qualify for aggregation under I.A.3(e) of this Agreement for the purpose of calculating the Monthly Rebate Quantity in accordance with I.A.3(c) of this Agreement.

                 3.       Single Run Discount.

                 Qualified Export Quantities shall be included in the Single Run Discount Quantity calculated in accordance with I.A.3(d), provided that such Qualified Export Quantities otherwise satisfy the criteria for single run discounts specified in that paragraph.





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                 4.       Other Incentives and Discounts.

                 PSAG shall be entitled to any other incentives, discounts and bonuses offered generally by SDI, including discounts to promote sales to new markets and new customers.

                 5.       Aggregation of Sales.

                 For the purpose of calculating the discounts and rebates to which PSAG may be entitled under III.C.2, 3, and 4, all purchases of Products during the applicable time period by various members of PSAG under this Part III shall be subject to the Aggregation provision in I.A.3(e) of this Agreement.

                 6.       Payment of Commissions.

                 Payment of the commission to PSAG shall be made on or before the twenty-fifth (25th) day of the month following the month in which the applicable quantities were invoiced. SDI shall pay commissions by check or wire transfer in accordance with instructions timely received from PSAG.

                 7.       PSAG Responsible for Own Expenses.

                 PSAG shall bear the entire cost and expense, without reimbursement by SDI, of conducting its marketing efforts in the Export Territory, including but not limited to salaries and commissions of its marketing personnel, the cost of any sales or marketing office, marketing-related travel expenses, and advertising expenses.

                 8.       Currency

                 All payments to PSAG of compensation under this Part III shall be made in United States Dollars, unless PSAG and SDI shall otherwise agree in writing.

                 9.       Taxes, Duties, and other Governmental Charges.

                 PSAG shall be solely responsible for payment of all such charges which may be due to any governmental agency of any country, or subdivision thereof, as a result of compensation paid by SDI to PSAG, and SDI shall not be responsible for any withholding, collection or payment of such taxes.





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         D.      General Obligations of SDI.

                 In addition to the other specific obligations imposed on SDI herein, SDI shall (i) confirm or reject orders, including requests for modifications or cancellation, transmitted to it by PSAG within five (5) days; (ii) cooperate fully with PSAG in dealing fairly with any customer complaints concerning the Products and take such action to resolve justified complaints as may be reasonably requested by PSAG; and, (iii) cooperate fully with PSAG in regard to all sales and customer support activities related to the Products.

         E.      Quality Performance Criteria.

                 The Products shall comply with the quality performance criteria specified in Appendix 2 hereto, as such Appendix may from time to time be amended by mutual written agreement of the parties.

         F.      Invoicing and Collections.

                 1.       PSAG Shall Invoice and Collect.

                 Because all sales by SDI to PSAG for PSAG's resale in the Export Territory are for PSAG's sole account, all PSAG invoices to customers in the Export Territory shall be rendered directly to customers by PSAG. It is expressly understood that full power and authority for all collections rests with PSAG, which shall exercise complete control over the approval of all customers credits, orders and contracts.

                 2.       Bad Debts and Currency Fluctuations Losses.

                 PSAG shall be solely responsible for any bad debts or currency exchange losses arising from its sales.

         G.      Import and Export.

                 PSAG shall be responsible for obtaining all required governmental licenses and permits and for satisfying all formalities as may be required to export Products from the United States and to import Products into the Export Territory. SDI shall cooperate with PSAG, as PSAG may request, in connection with obtaining any such licenses and permits, and satisfying any such formalities.





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         H.      Claims Handling.

                 If any Product purchased by PSAG fails to meet the specifications provided by PSAG or the acceptable product criteria in Appendix 2, then, prior to invoking any other remedy either party may have at law or in equity, PSAG shall notify SDI of the defect, provide SDI an opportunity to inspect the potentially defective Product, and propose a reduced Market Price for the defective Product, if appropriate. If the parties cannot successfully negotiate an appropriate reduced Market Price for any defective Product or cannot otherwise resolve the problem within thirty (30) days, then, prior to invoking any other remedy, the parties will continue to utilize informal attempts to resolve their differences. After the expiration of sixty (60) days from notice of a claim hereunder, the Parties shall be required to resort to the informal arbitration procedures contemplated by IV.C.8. After the expiration of ninety (90) days from the notice of a claim hereunder, either party shall be entitled to resort to its available legal or equitable remedies. The quantity of defective Products received by PSAG shall count towards the satisfaction of PSAG's monthly tonnage commitment and shall be included in the monthly purchase quantity for all purposes of
                 Part I, Article A, 3(c), 3(d), 3(e), 7 and 8, unless SDI replaces the defective products, wherein the rejected tons would not count toward PSAG's volume commitment.



IV.      GENERAL PROVISIONS

         A.      Term of Agreement.

                 This Agreement shall commence on the Effective Date and shall continue until the earlier of:

                 1. Six (6) years from the date upon which PSAG enters its first purchase order for Products from SDI; or,

                 2.       December 31, 2002.

                 After the expiration of the initial term, and unless the parties hereto have specifically extended this Agreement by a written renewal, this Agreement shall continue on a month to month basis, subject to termination, with or without cause, upon three (3) months' advance written notice by either party.

         B.      Default and Early Termination.

                 1.       Breach of Performance by PSAG.

                 In the event that SDI alleges PSAG's failure to perform in accordance with this Agreement and in the further event that such failure continues unabated for a period in excess of thirty (30) days, after notification to PSAG in writing with a particularized statement of the alleged failure to perform, then SDI at its option shall have the right to terminate this Agreement for cause based upon PSAG's default; provided however, that in the event that prior to the lapse of the thirty (30) day cure period set forth herein PSAG has taken reasonable steps to correct the default and if PSAG can reasonably correct and cure the problem within an additional thirty (30) day period, PSAG shall be entitled to the additional period of thirty (30) days before SDI shall be entitled to declare a default.

                 Any termination of this Agreement shall not relieve PSAG from any liability which may have arisen hereunder prior to such termination, nor shall any such termination relieve PSAG of any claim for damages or other liabilities arising as a consequence of its default hereunder.

                 If PSAG becomes insolvent, commits any act of bankruptcy, makes a general assignment for the benefit of creditors, or in the event of the institution of any voluntary or involuntary proceedings by or against PSAG under bankruptcy, insolvency, or similar laws for the relief of debtors or the protection of creditors, or in the event of the appointment of a receiver, trustee or assignee for the benefit of creditors of PSAG, then, at SDI's election, this Agreement may be immediately terminated.

                 2.       Breach of Performance by SDI.

                 In the event that, apart from a particular dispute from time to time involving individual shipments by SDI of allegedly non-conforming goods that is subject to the "Claims Handling" procedures described in I.A.G or III. H, PSAG alleges SDI's failure to perform in accordance with this Agreement, and in the further event that such failure continues unabated for a period in excess of thirty (30) days after notification to SDI in writing with a particularized statement of the alleged failure to perform, then PSAG at its option shall have the right to terminate this Agreement based upon SDI's default; provided, however, that in the event that prior to the lapse of the thirty (30) day cure period set forth herein SDI has taken reasonable steps to correct the default and if SDI can reasonably correct and cure the problem within an additional thirty (30) day period, SDI shall be entitled to the additional period of thirty (30) days before PSAG shall be entitled to declare a default.

                 Any termination of this Agreement shall not relieve SDI from any liability which may have arisen hereunder prior to such termination, nor shall any such termination relieve SDI of any claim for damages or other liabilities arising as a consequence of its default hereunder.

                 If SDI becomes insolvent, commits any act of bankruptcy, makes a general assignment for the benefit of creditors, or in the event of the institution of any voluntary or involuntary proceedings by or against SDI under bankruptcy, insolvency, or similar laws for the relief of debtors or the protection of creditors, or in the event of the appointment of a receiver, trustee or assignee for the benefit of creditors of SDI, then, at PSAG's election, this Agreement may be immediately terminated.

                 3.       Non-Occurrence of Third Closing or Alternate Third
                          Closing.

                 Notwithstanding any other provision of this Article IV, each Party shall have the right to terminate this Agreement after March 15, 1996, upon thirty (30) days' advance notice to the other Party, either if the Third Closing or Alternate Third Closing, as defined in the Stock Purchase Agreement between the Parties, does not take place.

         C.      Miscellaneous Provisions.

                 1.       Incoterms.

                 Wherever used herein, "FOB" shall have the meaning prescribed by the applicable definition in the 1990 edition of Incoterms, published by the International Chamber of Commerce.

                 2.       Force Majeure.

                 In the event that performance of obligations hereunder by either party hereto is legally excusable because of force majeure, the following terms shall apply:

                          (a)     Either party who believes that his
                          performance is excused by force majeure shall give written notice to the other as soon as possible and with sufficient detail to permit the other to minimize inconvenience and expense.

                          (b) Both parties will cooperate to minimize the financial consequences of the force majeure.

                          (c) Either party hereto shall have the right to request the termination of this Agreement if the force majeure continues for a period of greater than 360 days.

                          (d) Force majeure shall include (but not be limited to) natural disasters, wars, acts of government (including refusal to grant authorizations required to effectuate performance), power failures or interruptions, unanticipated breakdown of equipment, extraordinary market or supply conditions beyond the party's control, legal restrictions on performance, and work stoppages.

                 3.       Notices.

                 All communications required by this Agreement to be given by a party shall be in writing and delivered by hand, by certified or registered mail, postage prepaid, return receipt requested, or by any other express delivery technique (including facsimile) which provides evidence of receipt, addressed to the appropriate party at the address set forth below:

                 If to PSAG:
                                           Dr. Jurgen Kolb
                                           Preussag Stahl AG
                                           Karl-Wiechert-Allee 4
                                           D-3025 Hannover
                                           Germany
                                           Fax: 011-49-5341-212045

                 with copies to:
                                           Mr. Thomas B. Treadwell
                                           Feralloy Corporation
                                           8755 West Higgins Road
                                           Chicago, Illinois  60631
                                           Fax: 312-380-1812

                                           John D. Hushon, Esq.
                                           Arent Fox Kintner Plotkin & Kahn
                                           1050 Connecticut Avenue, N.W.
                                           Washington, D.C.  20036-5339
                                           202-857-6395

                 If to SDI:
                                           Keith E. Busse
                                           STEEL DYNAMICS, INC.
                                           4500 County Road 59
                                           Butler, Indiana  46721

                 with copies to:
                                           Robert S. Walters, Esq.
                                           Barrett & McNagny
                                           215 East Berry Street
                                           PO Box 2263
                                           Fort Wayne, Indiana  46801-2263

                 Any such notice shall be deemed to have been delivered when received, but in no event later than seven (7) days after posting, if sent by mail. Each party may, by giving the other party notice as provided for herein, designate for itself addresses and persons other than as indicated above.

                 4.       Independent Contractors.

                 The relationship between SDI and PSAG shall be that of independent contractors and nothing contained in this Agreement shall be construed to (I) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) constitute either party, its agents or employees as the agents or employees of the other party, or to grant to them any power or authority to act for, bind or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever.

                 5.       Compliance with Laws.

                 The parties shall comply with all applicable laws affecting this Agreement and their performance of this Agreement.

                 6.       Governing Law.

                 This Agreement and the rights and obligations of the parties hereunder, except as specifically otherwise provided, shall be governed by and construed in accordance with the laws of the State of Indiana in the United States of America. The parties agree that their rights and obligations under this Agreement shall not be governed by either the provisions of the 1980 U.N. Convention for the International Sale of Goods nor by the laws of any jurisdiction other than as specified herein.

                 7.       Entire Agreement.

                 This Agreement, including the Appendices attached hereto, constitutes the entire agreement of the parties with respect to the matters addressed herein and supersedes any prior understandings. Except as noted herein, no changes to this Agreement shall be binding unless in writing and signed by each party.

                 8.       Informal Attempt to Resolve Differences.

                 In the event that PSAG and SDI are unable to resolve a claim or an alleged breach of this Agreement to both parties' mutual satisfaction, either as contemplated by I.A.6 or III.H, or otherwise, then, at any time after the expiration of sixty
                 (60) days in the case of a claim pursuant to I.A.6 or III.H., or at any time in the case of any other claim or an alleged breach, and prior to either party independently proceeding to enforce their rights under the law, the parties' differences shall be submitted to a single arbitrator (if the parties so agree) or to a three-member arbitration committee (one member of which shall be selected by PSAG, one member of which shall be selected by SDI, and the third member of which shall be selected by the other two members), and the arbitrator(s) shall hear and make a non-binding recommendation, including a written record of the basis thereof, with respect to the disputed issues between the parties. This arbitration process may be initiated by either party. Such non-binding recommendation shall be rendered no later than ninety (90) days from notice of a claim pursuant to I.A.6 or III.A, including the period of time contemplated therein; and such non-binding recommendation shall be rendered in all other cases no later than sixty (60) days from notice of such other claim, or from notice of an alleged breach pursuant to IV.B.1 or 2. Following expiration of either the sixty-or ninety-day period referred to above, whichever is applicable, the parties may, but shall not be required to, pursue any rights that they may have at law or in equity before any court of competent jurisdiction. Notwithstanding the foregoing, however, nothing herein shall be deemed to prohibit either Party from seeking immediate injunctive relief to prevent or restrain a breach of any of the provisions of this Agreement. While this arbitration is intended to operate informally and expeditiously, if a matter of procedure needs to be determined, and the parties are otherwise unable to agree, the International Arbitration Rules of the American Arbitration Association then in effect shall govern. The arbitration shall take place in such place as the parties may mutually agree, or in lieu of agreement, shall take place in Chicago, Illinois. The language of the arbitration shall be English.

                 9.       Headings.

                 The headings and captions used in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning, interpretation or application of this Agreement.

                 10.      Assignment.

                 SDI may assign its rights and obligations under this Agreement to a purchaser of SDI or of the Mini-Mill and to its lenders for collateral security purposes. Preussag may assign its rights and obligations hereunder to any member of PSAG, provided however, that Preussag's obligations of performance and payment specified herein shall not be assignable except to a successor to all or substantially all of the steel-related subsidiaries of PSAG in the United States. Except as provided above, neither party may assign its rights and obligations under this Agreement except with the prior written consent of the other party.

                 11.      Severability.

                 In the event that any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such part shall be deemed severed from this Agreement, and the remainder of this Agreement shall continue in full force and effect. This parties shall consult as to the manner in which their original intention can be fulfilled as closely as possible, and if appropriate, shall amend this Agreement accordingly.

                 12.      Waiver.

                 No delay or failure of any party in exercising any right hereunder and no partial or single waiver shall be deemed to constitute a waiver of any subsequent delay or failure. No waiver of any one duty, agreement, condition or breach of this Agreement shall constitute a waiver of any other duty, agreement, condition or breach.

                 13.      Counterparts.

                 This Agreement may be executed in one or more counterparts, each of which shall constitute an original version of the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of this date first above written.

                                           PREUSSAG STAHL AG

                                                   /s/ Jurgen Kolb

                                  BY:___________________________________



                                                   /s/ Hans J. Selenz

                                  BY:___________________________________




                                           STEEL DYNAMICS, INC.

                                           /s/ Keith E. Busse

                                  BY:___________________________________

                                   APPENDIX I

                                  PSAG MEMBERS

                                  DELTA STEEL, INC.
                                  5599 SAN FELIPE
                                  SUITE 600
                                  HOUSTON, TX  77252


                                  FERALLOY CORPORATION
                                  8755 W. HIGGINS RD.
                                  SUITE 970
                                  CHICAGO, IL  60631


                                  FERALLOY NORTH AMERICAN STEEL CO., L.P.
                                  18030 RIALTO
                                  MELVINDALE, MI  48122


                                  PREUSSAG HANDEL, CANADA
                                  300-1450 CREEKSIDE DRIVE
                                  VANCOUVER, B.C.
                                  CANADA  V6J 5B3


                                  PREUSSAG HANDEL GMBH
                                  BURO MEXICO
                                  REFORMA NO. 107
                                  12 PISO
                                  COL. REVOLUCION
                                  C.P. 06030 MEXICO, D.F.
                                  MEXICO


                                  PREUSSAG INTERNATIONAL STEEL CORPORATION
                                  5780 PEACHTREE-DUNWOODY RD. N.E.
                                  ATLANTA, GA  30342

                                   APPENDIX 2

  QUALITY PERFORMANCE CRITERIA

         In order to qualify as an Acceptable Product, purchased hot bands shall meet or exceed all of the Criteria set forth below. The Criteria are divided into four general categories: (1) Dimensional Criteria; (2) Shape Criteria; (3) Surface Criteria; and (4) Metallurgical Criteria. Specific Criteria may differ by grade and such material grades are divided into two general categories; (1) Plain Carbon which shall be defined as the industry acceptable Carbon/Manganese grades with AISI or SAE designations of 1006 up to and inclusive of 1055, also including Non-Alloyed Structural Steels such as ASTM A 570; and (2) HSLA which shall be defined as any grade where Micro-Alloy agents such as, but not limited to, Columbium and/or Vanadium are used for the specific purpose of meeting minimum yield and/or tensile strength requirements as in the case of ASTM A 607.

         Within each major Criteria are several sub-criteria, outlined below:


                            A.  DIMENSIONAL CRITERIA

  1.      Thickness                                              Pg.  A2.2
- ---------------------------------------------------------------------------------
  2.      Crown                                                  Pg.  A2.2,A2.3
- ---------------------------------------------------------------------------------
  3.      Width                                                  Pg.  A2.3
- ---------------------------------------------------------------------------------

                             B.  SHAPE CRITERIA

  4.      Camber                                                 Pg.  A2.3
- ---------------------------------------------------------------------------------
  5.      Flatness                                               Pg.  A2.4
- ---------------------------------------------------------------------------------

                             C.  SURFACE CRITERIA

  6.      General Surface                                        Pg.  A2.4
- ---------------------------------------------------------------------------------
  7.      Pickling                                               Pg.  A2.5
- ---------------------------------------------------------------------------------

                             D.  METALLURGICAL CRITERIA

  8.      Mechanical Properties                                  Pg.  A2.5
- ---------------------------------------------------------------------------------
  9.      Chemistry                                              Pg.  A2.5
- ---------------------------------------------------------------------------------
  10.     Internal Soundness                                     Pg.  A2.5
- ---------------------------------------------------------------------------------

                           A.   DIMENSIONAL CRITERIA
Criteria l: Thickness

Thickness performance shall initially be subject to l/2 ASTM tolerances, with an ultimate objective of 1/8 ASTM tolerances per ASTM A 568 and ASTM A 635 as summarized below, regardless of width. It is expected that 95% of the lineal footage of each individual coil and 98% of coils meet this requirement. Measurements based at any point across the width not less than 3/4" in from a mill edge. Uncropped ends do not apply.

           ORDERED MINIMUM                       PLAIN CARBON                             HSLA
          over 0.044"/0.051"                        0.005"                            not available
- ------------------------------------------------------------------------------------------------------------
          over 0.051"/0.057"                        0.005"                            not available
- ------------------------------------------------------------------------------------------------------------
          over 0.057"/0.071"                        0.006"                        subject to development
- ------------------------------------------------------------------------------------------------------------
          over 0.071"/0.098"                        0.007"                        subject to development
- ------------------------------------------------------------------------------------------------------------
          over 0.098"/0.180"                        0.007"                               0.009"
- ------------------------------------------------------------------------------------------------------------
          over 0.180"/0.230"                        0.008"                               0.009"
- ------------------------------------------------------------------------------------------------------------
          over 0.230"/0.313"                        0.011"                               0.011"
- ------------------------------------------------------------------------------------------------------------
          over 0.313"/0.375"                        0.012"                               0.012"
- ------------------------------------------------------------------------------------------------------------
          over 0.375"/0.500"                        0.014"                               0.014"
- ------------------------------------------------------------------------------------------------------------
          over 0.500"/0.625"                 subject to development               subject to development
- ------------------------------------------------------------------------------------------------------------

Criteria 2: Crown

Crown shall be considered the difference in thickness across the width of a hot-band, with thickness measured at the center point of the width and at a point 3/4" in from a mill edge. It is expected that 95% of the lineal footage of each coil and 98% of all coils meet this requirement. Uncropped ends do not apply.

           ORDERED MINIMUM                       PLAIN CARBON                             HSLA
          over 0.044"/0.051"                        0.002"                       subject to development
- ------------------------------------------------------------------------------------------------------------
          over 0.051"/0.057"                        0.002"                       subject to development
- ------------------------------------------------------------------------------------------------------------
          over 0.057"/0.071"                        0.003"                       subject to development
- ------------------------------------------------------------------------------------------------------------
          over 0.071"/0.099"                        0.003"                       subject to development
- ------------------------------------------------------------------------------------------------------------
          over 0.099"/0.313"                        0.003"                               0.003"
- ------------------------------------------------------------------------------------------------------------
          over 0.313"/0.375"                        0.004"                               0.004"
- ------------------------------------------------------------------------------------------------------------
          over 0.375"/0.500"                        0.005"                               0.005"
- ------------------------------------------------------------------------------------------------------------
          over 0.500"/0.625"                subject to development               subject to development
- ------------------------------------------------------------------------------------------------------------


Criteria 3: Width

Width performance shall be subject to 1/2 ASTM tolerances per ASTM A 568 and ASTM A 635 as summarized below. It is expected that 95% of the lineal footage of each individual coil and 98% of all coils meet this requirement. Uncropped ends do not apply.

                                 PLAIN CARBON                 HSLA
            39"/50"                 0.563"                   0.625"
       -----------------------------------------------------------------
         over 50"/64"               0.750"                   0.813"
       -----------------------------------------------------------------


                               B.  SHAPE CRITERIA

Criteria 4: Camber

Camber shall be defined as the deviation of a side edge from a straight line, the measurement being taken on the concave side utilizing a straight edge. Maximum allowable camber shall be 1/2 ASTM tolerance per ASTM A 568 or 1/2" in 20' of length. It is expected that 95% of the lineal footage of each individual and 98% of all coils will meet the requirement. Uncropped ends do not apply.

Criteria 5:  Flatness

Flatness shall be defined as the deviation from a horizontal flat surface and shall include those shape defects industry recognized to be (1) Edge Wave; (2) Center Buckle; and (3) Cross Bow. Maximum allowable flatness deviation shall be 1/2 ASTM tolerance per ASTM A 568. It is expected that 95% of the lineal footage of each individual and 98% of all coils meet this requirement. Uncropped ends do not apply.

           ORDERED MINIMUM                       PLAIN CARBON                             HSLA
            0.044"/0.0570"                     0.375" up to 60"                       not available
- ------------------------------------------------------------------------------------------------------------
          over 0.057"/0.180"                   0.250" up to 60"                  subject to development
- ------------------------------------------------------------------------------------------------------------
          over 0.180"/0.230"                   0.250" up to 48"                     0.375" up to 64"
- ------------------------------------------------------------------------------------------------------------
          over 0.230"/0.500"                   0.375" up to 64"                     0.500" up to 64"
- ------------------------------------------------------------------------------------------------------------
          over 0.500"/0.625"                subject to development               subject to development
- ------------------------------------------------------------------------------------------------------------


Note: HSLA MAXIMUM DEVIATION does not apply to material ordered to minimum yield strength levels in excess of 55,00 psi.

                              C.  SURFACE CRITERIA

Criteria 6:   General Surface

The intended use of the subject hot bands does not include critical surface applications. However, this does not preclude the need for a commercially acceptable surface. The surface must be generally free of imperfections such as skin lamination, slivers, scabs, roll marks, friction digs, scratches, rolled-in-dirt, and rolled-in-scale. Where necessary, specific surface criteria will be negotiated.

Criteria 7:  Pickling

The majority of the subject hot bands are intended for pickling and as such require a surface conducive to scale removal under standard operating conditions. Low carbon products shall be capable of being pickled, scale free, using commercially available pickling technologies, at pickler line speeds of not less than 180 feet per minute. HSLA, higher carbon products, silicon-modified products, etc., shall be capable of being pickled, scale free, at reasonable pickler line speeds.

                           D.  METALLURGICAL CRITERIA

Criteria 8:  Mechanical Properties

In the event material is ordered to comply with physical requirements, SDI must not only meet said requirements but in addition be capable of containing the properties within a given range. SDI shall be capable of producing to a Rockwell Hardness range of 15 on the B scale. When minimum strength levels are required as in the case of, but not limited to, ASTM A 570 or ASTM A 607, SDI shall be capable of producing material with Yield and Tensile strengths which satisfy the required minimums, and which do not exceed the required minimums by more than 15,000 psi.

Criteria 9:  Chemistry

Unless requested otherwise, material shall be produced using a Fine-Grained practice with a minimum total Aluminum content of .015%. All material will be produced using Electric Arc Furnace technology.

Criteria 10:  Internal Soundness

The intended use of the subject hot bands does not include Deep Drawn items. However, this does not preclude the need for a product with commercial internal soundness capable of shearing, blanking, various angle bends transverse and longitudinal to the rolling direction, forming, and minor drawing. The material shall be free of excessive centerline segregation, pipe, etc., and achieve an inclusion severity rating of 2 or better on all 4 types of inclusions: (1) Sulfides; (2) Aluminates; (3) Silicates; and (4) Globular Oxides; per ASTM E 45-95 Methods A or D.

Fine Grained material shall be produced to a grain size of 5 or finer, in accordance with ASTM E 112-88.

                                   APPENDIX 3


                             VOLUME REBATE SCHEDULE


Aggregate Monthly Tons Purchased           Rebate Per Ton for All
Tons Purchased
0                -          5,999          US $              1
- ---------------------------------
6,000            -         11,999                            2
- ---------------------------------
12,000           -         17,999                            3
- ---------------------------------
18,000           -         23,999                            4
- ---------------------------------
OVER 24,000                                                  5
- ---------------------------------

                                   APPENDIX 4


                 ITEM QUANTITY OR "SINGLE RUN" EXTRAS / DEDUCTS


Single Width Orders                         $ / cwt.
20 to 164 tons                              $1.00

165 to 499 tons                             BASE

500 to 1499 tons                           ($0.50)

1500 tons AND OVER                         ($1.00)


AN ITEM OR "SINGLE RUN DISCOUNT" QUANTITY, AS DEFINED IN I.A.3(d) OF THIS AGREEMENT, PERTAINS TO ORDER QUANTITIES PRODUCED AT THE SAME TIME, AND SHIPPED WITHIN FIVE (5) WORKING DAYS AFTER NOTIFICATION OF AVAILABILITY. IF THE REQUIRED ORDER QUANTITY IS NOT SHIPPED WITHIN FIVE (5) WORKING DAYS, THE SINGLE RUN DISCOUNT WILL BE DISALLOWED.